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                                                               Exhibit (a)(1)(E)

This email confirms our receipt of your Notice of Withdrawal rejecting Sequenom's Offer to Exchange and nullifying your previously submitted Election Form. Please note that the Notice of Withdrawal completely withdraws you from the Offer to Exchange and cannot be used to make changes to your previously submitted Election Form. If you would like to change your election with respect to particular options only, you should submit a new Election Form instead.

In addition, you may change your mind and re-accept the Offer by completing and delivering a new Election Form at any time prior to 12:00 midnight, U.S. Pacific Standard Time, on November 30, 2001. Election Forms can be found at http://sdweb/DEPTS/FINANCE/OPTIONS.HTML and must be delivered to Theresa Lee
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according to their instructions.

Please do not respond to this email. You may email questions about the Offer to Exchange to tlee@sequenom.com or call Theresa Lee at (858) 202-9024.
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